EXHIBIT 10.1

Palladyne Corp. | 650 S 500 W Ste 150 | Salt Lake City, UT 84101

Confidential

February 16, 2026

Matthew Shigenobu Muta

[***]

[***]

TEL: [***]

EMAIL: [***]

Dear Matt,

On behalf of Palladyne Corp. (“Palladyne”), a wholly-owned subsidiary of Palladyne AI Corp. (“PDYN”), I am pleased to provide you with the following offer of employment to serve as a President, Commercial and Industrial, reporting to Ben Wolff, Chief Executive Officer. This is a full-time position, which will require you to dedicate your full-time attention and efforts to Palladyne to fulfill your duties and obligations to Palladyne.

Compensation and Start Date

We anticipate that your starting date will be Monday March 2, 2026 assuming you accept this offer prior to its expiration as set forth in the “Expiration of Offer” provision below. Your annualized salary will be $345,000.00, paid semi-monthly, less all required withholdings and deductions. You will be a Salary, Exempt employee.

Bonus

You will be eligible to receive a discretionary bonus targeted annually at 50% of your actual paid salary during the year for which any bonus is awarded based on both company and individual performance (the “Bonus”). Any Bonus may be based on achievement of the performance goals set by your supervisor and your supervisor’s assessment of achievement of those goals as well as the terms and conditions of the bonus plan to be approved by the Compensation Committee (the “Committee”) of the Board of Directors of PDYN. Your receipt of any achieved amount of the Bonus is subject to your continued employment with Palladyne through the applicable payment date, and such amount will not be earned if your employment with Palladyne terminates for any reason or no reason prior to the applicable payment date. The achieved amount of a Bonus for any year will be payable the year following the year in which such amount is earned.

Equity Awards

Restricted Stock Units

As a further inducement for you to accept this offer, Palladyne management will recommend that the Committee grant you 125,000 restricted stock units in PDYN (“RSUs”). Subject to the continuation of your employment with Palladyne (or PDYN or one of its subsidiaries), unless determined otherwise by the Committee, the RSUs will vest as to 25% of the shares subject to the RSUs on the first anniversary of the Grant Date, and as to 1/12 of the remaining 75% of the shares subject to the RSUs on each of the subsequent 12 Quarterly Vesting Dates thereafter. The “Grant Date” is the first “Quarterly Vesting Date” after your date of hire. The “Quarterly Vesting Date” means March 10, May 20, August 20, and November 20 of each year. Following the vesting of the RSUs, you will receive one share of PDYN common stock for each vested RSU (subject to tax withholding, which Palladyne may affect through the withholding of shares or selling shares to cover the applicable taxes and other withholding amounts).

Confidential

The RSUs will be subject to the terms and conditions of the Company plan under which the RSUs are granted and the applicable RSU grant award agreement.

During your employment with Palladyne, you will be eligible to receive additional equity awards pursuant to any plans or arrangements Palladyne may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any such additional equity awards and the terms of any additional equity award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

Benefits/Vacation/Expenses

Palladyne currently offers a Flexible Time-Off (FTO) policy, paid holidays, a healthcare plan, which includes both medical, dental and vision insurance, an Employee Stock Purchase Program, and a 401(k) plan. You will be eligible to participate in these benefits and policies, as modified from time to time in Palladyne’s sole discretion. Currently, enrollment in insurance coverage begins on the first day of the month following the start date your employment as a fulltime salaried exempt employee. At that time, you may choose to accept or decline insurance coverage.

A description of our current benefits and policies, and the current amounts of employer and employee contributions, will be provided to you separately. Palladyne reserves the right to modify or eliminate any or all its benefits plans and time-off policies at any time.

Palladyne will reimburse you for reasonable business expenses and other disbursements paid by you in the performance of your duties and responsibilities with Palladyne, in accordance with Palladyne’s policies, as they may be adopted or modified from time to time.

Other Terms of Employment

In order to accept this offer, you will be required to sign this offer letter, and complete and sign forms I-9, W-4, and the Employee Information Form. It is also expected that you will adhere to such policies and procedures as Palladyne may adopt from time to time, including policies relating to time records, reimbursement requests and work reports. Additionally, you will be required to comply with any flow-down provisions required by customer contracts, where such provisions are provided to you in writing by Palladyne.

Subsequent to receipt of this signed offer letter and as a further condition for employment, Palladyne may conduct a reference/background check on you. Palladyne reserves the right to rescind the offer set forth in this letter based on the results of such screenings and may do so in its sole discretion. By your signature below you authorize Palladyne to conduct this reference/background check. Additional information about the reference/background check and your rights under the Fair Credit Reporting Act will be provided to you separately.

This offer is also conditioned on your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America on your first day of employment. As may be required under applicable federal contracts Palladyne is a party to and/or which you may work under, you also confirm that you are a United States citizen or lawful permanent resident who does not work for a foreign company, a foreign government, or a foreign governmental agency/organization and are not precluded from possessing information protected under ITAR. You also confirm you do not know of any reason you would not be eligible to obtain a security clearance from the U.S. government.

This offer is contingent upon signing the Palladyne Confidential Information, Invention Assignment, and Arbitration Agreement (“IP Agreement”), which will be sent in addition to this offer letter. A copy of your signed Offer Letter and IP Agreement will be sent to you by the Palladyne Human Resources Team upon receipt.

Confidential

Employment at Will

By signing this employment letter, you understand and agree your employment will continue at-will. Therefore, your employment can terminate, with or without cause, and with or without notice, at any time, at your option or Palladyne’s option, and Palladyne can terminate or change all terms and conditions of your employment, with or without cause, and with or without notice, at any time. This at-will relationship will remain in effect throughout your employment with Palladyne or any of its subsidiaries or affiliates. The at-will nature of your employment, as set forth in this paragraph, can be modified only by a written agreement signed by both Palladyne and you, which expressly alters it. This at-will relationship may not be modified by any oral or implied agreement, or by any policies, practices, or patterns of conduct.

Expiration of Offer

Please indicate your acceptance of this offer by signing below and returning it within three (3) days, after which time this offer will expire. By signing and accepting this offer, you represent and warrant that: (i) you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to Palladyne as its employee and (ii) you have not and shall not bring confidential or proprietary information of another person, company or business enterprise to whom you previously provided services.

Sincerely, Palladyne Corp.

By:	/s/ Stephen Sonne
Name:	Stephen Sonne
Title:	Chief Legal Officer
Date:

ACCEPTED BY:

/s/ Matthew Shigenobu Muta
Name:	Matthew Shigenobu Muta
Date:	2/16/2026